Exhibit 99.1

News Release

Investor Relations Contact:	Media Contact:
Integrated Corporate Relations	SSA Public Relations
Bill Zima / John Mills	Los Angeles: John Russel / Elliott Chang
203.682.8200 / 310.395.2215	818.501.0700
New York: Carolyn Lipkins 212.679.4750

Genius Products, Inc. to Present at the Roth Capital Partners 18th Annual
Investor Conference

February 16, 2006—San Diego, CA. --Genius Products, Inc. (OTCBB:GNPI), the industry’s fastest growing independent home entertainment distributor and the exclusive U.S. home entertainment distributor for The Weinstein Company, today announced that management will deliver a presentation on behalf of the company at the 18th Annual Roth Capital Partners Investor Conference held at the St. Regis Monarch Beach Resort & Spa in Dana Point, CA.

The Genius Products investor presentation will be webcast live at 3:00 p.m. Pacific Time / 6:00 p.m. Eastern Time on Tuesday, February 21, 2006 at http://www.wsw.com/webcast/roth7/. Real Player or Windows Media Player is required to listen to the webcast.

ABOUT GENIUS PRODUCTS, INC.
Genius Products, Inc. (OTCBB:GNPI), the industry’s fastest growing independent home entertainment distributor, produces and distributes an ever-expanding library of home entertainment products including DVDs and CDs. Sold in retail outlets nationwide under such well-known brands as NBC News, Wellspring, TV Guide®, Sundance Channel Home Entertainment™ and Baby Genius®, the company’s products are distributed through the Genius Products Branded Distribution Network, an extensive, proprietary distribution network that extends throughout the U.S. to mass, drugstore, supermarket and specialty retailers.

Genius Products boasts a premiere management team comprised of seasoned executives from major Hollywood studios, who have steered the company into the forefront of the industry through their landmark distribution deal with The Weinstein Company.

Upcoming films planned for release by Genius Products include films by The Weinstein Company such as DERAILED, starring Jennifer Aniston and Clive Owen; HOODWINKED, an updated retelling of the classic story of Red Riding Hood with the voices of Anne Hathaway, Glenn Close and Jim Belushi; MRS. HENDERSON PRESENTS, starring Judi Dench and Bob Hoskins; WOLF CREEK, an Australian horror film, and THE MATADOR, starring Pierce Brosnan. Potential new releases include sequels to SIN CITY, SCARY MOVIE, KILL BILL and TEENAGE MUTANT NINJA TURTLES.

Safe Harbor Statement
Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements.  These forward-looking statements include, but are not limited to, statements relating to the anticipated timing and financial performance of new releases including DERAILED, HOODWINKED, MRS. HENDERSON PRESENTS, WOLF CREEK, THE MATADOR, and sequels to SIN CITY, SCARY MOVIE, KILL BILL and TEENAGE MUTANT NINJA TURTLES, and any other statements relating to such new release that are not historical statements of fact.  Actual results could vary for many reasons, including but not limited to, the unpredictability of audience demand, the effect of technological change and the availability of alternative forms of entertainment.  Other such risks and uncertainties include the matters described in Genius Products’ filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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